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                                                                    EXHIBIT 23.1



                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of ABC Dispensing Technologies, Inc. for the registration of 9,183,160 shares of its common stock and to the incorporation by reference of our report dated August 8, 1996, which contains an explanatory paragraph with respect to a going concern uncertainty, with respect to the consolidated financial statements and schedule of ABC Dispensing Technologies, Inc. as of and for the two years ended April 27, 1996 included in its Annual Report (Form 10-K), as amended, for the fiscal year ended April 26, 1997, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

                                        ERNST & YOUNG LLP

Akron, Ohio
October 22, 1997